CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
6.10% Notes due 2018	$100,000,000	$5,580

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Payment of the registration fee at the time of filing of the registrant’s Registration Statement (File No. 333-157759-02), filed with the Securities and Exchange Commission on March 6, 2009, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act, as amended, and is paid herewith.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-157759-02

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 6, 2009)

$100,000,000

Tampa Electric Company

6.10% Notes due 2018

These new notes offered hereby are part of our 6.10% notes due 2018 series of which we issued $150 million in aggregate principal amount on May 16, 2008. Accordingly, the new notes offered by this prospectus supplement and accompanying prospectus will:

•	be identical to the terms of the original notes of this series previously issued and

•	have the same CUSIP number and will be interchangeable with the original notes of this series previously issued.

Upon the issuance of the new notes, the full amount of the series will be $250 million in aggregate principal amount.

The notes will bear interest at the rate of 6.10% per year and will mature on May 15, 2018. We will pay interest on the notes on May 15 and November 15 of each year. Interest on the new notes will accrue from May 15, 2009. We may redeem some or all of the notes from time to time. The redemption prices are described beginning on page S-6. There is no sinking fund for the notes.

The notes will be unsecured and will rank on parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness.

Investing in the notes involves risks. See “Risk Factors” on page S-3.

	Per Note	Total
Price to Public(1)	102.988%	$102,988,000
Underwriting Discounts and Commissions	0.65%	$650,000
Proceeds, before expenses, to Tampa Electric Company(1)	102.338%	$102,338,000
(1)

The price to public set forth above does not include interest of $881,111 accrued on the notes from May 15, 2009 to, but excluding, the date they are delivered. The accrued interest must be paid by the purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the book-entry form facilities of The Depository Trust Company on or about July 7, 2009.

Joint Book-Running Managers

J.P. Morgan	SunTrust Robinson Humphrey

The date of this prospectus supplement is July 1, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We and the underwriters are not making an offer of these securities, or soliciting an offer to buy these securities, in any state where the offer or solicitation is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that also is part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part. The first part of this document is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement contains forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see “Cautionary Note Regarding Forward-Looking Statements” in the accompanying prospectus and “Risk Factors” on page S-3.

In this prospectus supplement, “we,” “our,” “ours” and “us” refers to Tampa Electric Company, unless the context otherwise requires.

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SUMMARY

This summary contains basic information that is important to you. The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

Tampa Electric Company

Tampa Electric Company is a wholly owned subsidiary of TECO Energy, Inc., or TECO Energy, an energy-related holding company. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala. You can also read the reports filed by TECO Energy with the SEC for more information regarding its business, operating results and financial condition.

Tampa Electric Company is a public utility company. Its Tampa Electric division, or Tampa Electric, provides electric energy and related services to more than 667,000 residential, commercial and industrial customers in its West Central Florida service area covering approximately 2,000 square miles, including the City of Tampa and the surrounding areas. Tampa Electric has a total net winter generating capacity of 4,477 megawatts in operation.

Peoples Gas System, also a division of Tampa Electric Company, is engaged in the purchase, distribution and sale of natural gas. With a presence in most of Florida’s major metropolitan areas, it serves more than 335,000 residential, commercial, industrial and electric power generation customers. Annual natural gas throughput (the amount of gas delivered to its customers, including transportation-only service) in 2008 was 1.4 billion therms.

The principal executive offices of Tampa Electric Company are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-1111.

The Offering

Issuer	Tampa Electric Company.

Notes Offered	$100,000,000 aggregate principal amount of 6.10% notes due 2018 (the “new notes”). There currently is outstanding $150 million aggregate principal amount of this series issued on May 16, 2008 (the “original notes,” and together with the new notes, the “notes”).

Maturity Date	May 15, 2018.

Interest Rate	The new notes will bear interest at 6.10% per year accruing from May 15, 2009 to, but excluding, May 15, 2018.

Interest Payment Dates	May 15 and November 15, commencing on November 15, 2009. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day immediately preceding the applicable interest payment date.

Denominations	$1,000 with integral multiples of $1,000.

Optional Redemption	The notes will be redeemable, at our option, in whole or in part at any time, at the redemption prices described in “Description of the Notes—Optional Redemption.”

Ranking	The notes will be unsecured and will rank on a parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness. As of March 31, 2009, we had no secured indebtedness outstanding.

Use of Proceeds	We will use the net proceeds to repay short-term debt, if any, and for general corporate purposes.

Additional Issuances	We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Form	The new notes will be represented by registered global securities registered in the name of Cede & Co. the partnership nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	The Bank of New York Mellon.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves risk. In deciding whether to purchase the notes, you should consider carefully the factors that could cause our operating results and financial condition to be materially adversely affected and the factors that could cause the consolidated operating results and financial condition of our parent, TECO Energy, to be materially adversely affected. Please see the risk factors included in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A, which we file jointly with TECO Energy, as updated by our and TECO Energy’s filings with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31, 2009	Twelve Months Ended March 31, 2009	Year Ended December 31,
			2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.34x	2.96x	2.93x	3.12x	3.12x	3.50x	3.45x

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt premium and an estimate of the interest component of rentals. Interest expense includes total interest expense, excluding Allowance for Funds Used During Construction, and an estimate of the interest component of rentals.

CAPITALIZATION

The following table summarizes the historical capitalization of Tampa Electric Company at March 31, 2009 and its capitalization as adjusted to reflect the issuance and sale of notes contemplated by this prospectus supplement based on estimated net proceeds of $102.1 million and our application of the net proceeds in the manner described in “Use of Proceeds.”

	March 31, 2009
	Actual Amounts	As Adjusted
	($ in millions)
Cash and cash equivalents	$9.3	$15.4

Short-term debt	96.0	—
Long-term debt due within one year	5.5	5.5
Long-term debt, less amount due within one year	1,894.8	1,997.8

Total debt	1,996.3	2,003.3
Common equity	2,073.9	2,073.9

Total capitalization	$4,070.2	$4,077.2

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) from this offering will be approximately $102.1 million. We expect to use the net proceeds from this offering to repay short-term debt and for general corporate purposes. We will use a portion of the net proceeds from this offering to repay in full the amount, if any, drawn on our unsecured credit facility as of the closing date of this offering. We will use the remaining amount of net proceeds, in lieu of cash from sales of accounts receivable of Tampa Electric Company under our accounts receivable credit facility, to pay operating expenses of Tampa Electric Company, which has the effect of repaying our accounts receivable credit facility as accounts receivable are collected. As of the close of business on June 30, 2009, $60.0 million was drawn on our unsecured credit facility and $99.0 million on our accounts receivable credit facility. The amounts drawn on our unsecured credit facility and on our accounts receivable credit facility, and the respective interest rates on those amounts, could fluctuate daily. Our unsecured credit facility matures May 9, 2012, and our accounts receivable credit facility matures December 17, 2009.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes that we are offering supplements the description of the general terms of the debt securities under the caption “Description of Debt Securities of Tampa Electric Company” in the accompanying prospectus.

The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture dated as of July 1, 1998, as amended by a third supplemental indenture thereto between us and The Bank of New York Mellon, as trustee, and as amended and supplemented by a seventh supplemental indenture thereto between us and The Bank of New York Mellon, as trustee, which has been filed with the SEC as an exhibit to the Registration Statement of which the prospectus forms a part. The indenture provides for the issuance from time to time of various series of debt securities, including the notes.

For purposes of the following description, unless otherwise indicated, a business day is any day that is not (i) a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, or (ii) a day on which the Corporate Trust Office of the Trustee is closed for business.

General

The initial aggregate principal amount of the notes offered under this prospectus is $100,000,000, which we refer to as the “new notes.” The new notes form a single series and are fungible with our 6.10% notes due 2018 issued on May 16, 2008 in the amount of $150,000,000, which we refer to as the “original notes.” We refer to the entire $250,000,000 principal amount of the notes of this series as the “notes.” The notes will mature on May 15, 2018.

The notes will bear interest at 6.10% per year (computed based on a 360-day year consisting of twelve 30-day months). Interest on the notes will be payable semi-annually on May 15 and November 15 of each year. Interest on the new notes will accrue from May 15, 2009. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Ranking

The notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. The notes will be effectively subordinated to our secured indebtedness to the extent of the collateral securing those obligations. Holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding. As a result, you may receive less, ratably, than holders of secured indebtedness.

Form

The new notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The new notes will be initially issued as global securities. See “—Book-Entry, Delivery and Form” below for additional information concerning the notes and the book-entry system. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. We will make all payments of principal and interest in immediately available funds to DTC in the City of New York.

Optional Redemption

We may redeem all or any part of the notes at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points (0.35%), as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

“Comparable Treasury Issue” means with respect to any redemption date the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. If the remaining term of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp., or any of their respective successors, as designated by us, or if all of those firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp. or their affiliates and each of their respective successors; provided that if any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	up to three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately proceeding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Book-Entry, Delivery and Form

The new notes will be issued in global form. Each global note will be deposited on the date of the closing of the sale of the new notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the owner of such global note for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security:

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such note.

Global notes may be exchanged in whole for certificated securities only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we fail to appoint a successor depository within 90 days;

•	we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

•	there has occurred and is continuing an event of default under the indenture.

The following is based solely on information furnished by DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. The references to DTC’s websites are not intended to incorporate information on those websites into this prospectus by reference.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to Tampa Electric Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Tampa Electric Company or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or Tampa Electric Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Tampa Electric Company’s or the trustee’s responsibility, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to a tender agent, and shall effect delivery of notes by causing the direct participants to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to Tampa Electric Company or the trustee. Under these circumstances, in the event Tampa Electric Company does not appoint a successor securities depository, notes certificates will be printed and delivered.

Tampa Electric Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Tampa Electric Company believes to be reliable, but Tampa Electric Company takes no responsibility for their accuracy.

The Trustee

The Trustee is The Bank of New York Mellon, which maintains banking relationships with us and our affiliates in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates. The trustee also is a party to our unsecured credit facility. If the trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it will be required to eliminate the conflict or resign.

UNDERWRITING

J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions specified in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, severally and not jointly, the principal amount of the new notes set forth opposite the underwriter’s name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities Inc.	$50,000,000
SunTrust Robinson Humphrey, Inc.	50,000,000

Total	$100,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the new notes included in this offering are subject to approval of legal matters by counsel, including the validity of the new notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the new notes if they purchase any of the new notes. The underwriting agreement also provides that if one or more underwriters default on their purchase commitments and the amount to which the default relates does not exceed 10% of the aggregate principal amount of the new notes, the purchase commitment of the non-defaulting underwriters shall be correspondingly increased. To the extent the amount to which the default relates exceeds 10% of the aggregate principal amount of the new notes, the underwriting agreement shall be terminated.

The underwriters propose to offer the new notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the new notes. The underwriters may allow, and the dealers may reallow, a concession not to exceed 0.25% of the principal amount of the new notes on sales to other dealers. After the initial public offering, the representatives may change the public offering price and concessions.

We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $218,500.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriting syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise might exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

The underwriters, and some of their affiliates, have performed investment banking, financial advisory, commercial banking and other services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business, for which they will receive customary fees and commissions in connection with these services.

Affiliates of J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, Inc. are parties to our unsecured credit facility. As a result of our repayment of outstanding amounts under this facility, these affiliates may receive 10% or more of the net proceeds of the offering. Accordingly, this offering is being made in accordance with FINRA Rule 5110(h) and NASD Rule 2720(c)(3)(C).

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the new notes offered hereby. Certain matters will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

The financial statements and financial statement schedule of Tampa Electric Company incorporated in this prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Tampa Electric Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the

SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. The website is not part of this prospectus supplement or the accompanying prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus supplement. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Our Current Report on Form 8-K filed on March 18, 2009;

•	Our Current Report on Form 8-K filed on May 6, 2009; and

•	Our Current Report on Form 8-K filed on May 19, 2009.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any other supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in prospectus supplement, the accompanying prospectus or any other supplement or term sheet is accurate as of any date other than the date on the front of these documents.

TAMPA ELECTRIC COMPANY

Debt Securities

First Mortgage Bonds

Tampa Electric Company may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness and first mortgage bonds.

This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page 1 of this prospectus, before you make your investment decision.

See risk factors on page 3 for information on where to find a discussion of certain factors that should be considered by prospective investors in these securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 6, 2009

Tampa Electric Company

702 North Franklin Street • Tampa, Florida 33602 • (813) 228-1111

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement in one or more offerings. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website as indicated below under the heading “Where You Can Find More Information.”

In this prospectus, “we”, “our”, “ours” and “us” refer to Tampa Electric Company unless otherwise specified or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Tampa Electric Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed with the SEC jointly by us and TECO Energy are also available on TECO Energy’s website at www.tecoenergy.com. TECO Energy’s website is not part of this prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the

Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, of Tampa Electric Company for the fiscal year ended December 31, 2008, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	anticipated capital investments;

•	liquidity and financing requirements;

•	projected operating results;

•	future transactions; and

•	other plans

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including those set forth under “Risk Factors” in our filings with the SEC.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as amended, as updated by our Quarterly Reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, future prospects, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

We will describe in the applicable prospectus supplement how we intend to use the net proceeds from the sale of the securities.

TAMPA ELECTRIC COMPANY

Tampa Electric Company is a public utility company that is a wholly owned subsidiary of TECO Energy. Its Tampa Electric division provides retail electric service to customers in west central Florida. Its Peoples Gas System division is engaged in the purchase and distribution of natural gas to residential, commercial and industrial and electric power generation customers throughout Florida.

Tampa Electric Company’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. Tampa Electric Company’s telephone number is (813) 228-1111.

DESCRIPTION OF DEBT SECURITIES OF TAMPA ELECTRIC COMPANY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to Tampa Electric Company.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of July 1, 1998 between Tampa Electric Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee. We filed the indenture as an exhibit to Amendment No. 1 to Tampa Electric Company’s Registration Statement on Form S-3 dated July 13, 1998 (Registration No. 333-55873). The following description of the terms of the debt securities summarizes only the material terms of the debt securities. The description is not complete and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•

any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•

the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•

whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities;”

•

any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities not inconsistent with the terms of the indenture.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York Mellon specified for each series of securities and otherwise in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•

after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

The indenture provides that we and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66  2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

The Trustee

The trustee is The Bank of New York Mellon, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF FIRST MORTGAGE BONDS OF TAMPA ELECTRIC COMPANY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to Tampa Electric Company.

The first mortgage bonds will be issued under and secured by the Tampa Electric Company’s Indenture of Mortgage dated as of August 1, 1946 as supplemented and modified by nineteen supplemental indentures and one or more additional supplemental indentures creating each new series of first mortgage bonds, which we refer to hereinafter as the indenture, between Tampa Electric Company and U.S. Bank National Association, successor to State Street Bank and Trust Company, as trustee, mortgagee and secured party.

Copies of the instruments constituting the indenture are filed as exhibits to the registration statement of which this prospectus is a part and reference is made thereto for further information including definitions of certain terms used herein. The following description of the terms of the first mortgage bonds summarizes only the material terms of the first mortgage bonds. The description is not complete and we refer you to the indenture, which we incorporate by reference.

General

We will issue first mortgage bonds only in fully registered form, without coupons and in denominations of $1,000 or multiples of $1,000 unless otherwise stated in the prospectus supplement. The principal of, and any premium and interest on, any first mortgage bonds will be payable at the corporate trust office of U.S. Bank National Association specified for each series of securities and otherwise in New York, New York. First mortgage bonds will be exchangeable for a like aggregate principal amount of first mortgage bonds of other authorized denominations, and will be transferable at the trustee’s corporate trust office, without payment of any charge other than for any stamp tax or other governmental charge incident thereto.

Unless otherwise indicated in a prospectus supplement relating to the first mortgage bonds, there are no provisions in the Indenture that require the us to redeem, or permit the holders to cause a redemption of, the first mortgage bonds or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Certain Terms and Provisions

The relevant prospectus supplement will describe the terms of any series of first mortgage bonds being offered pursuant to this prospectus, including:

•	the title of the first mortgage bonds;

•	any limit on the total principal amount of the first mortgage bonds and the minimum denominations if different from multiples of $1,000;

•	the date or dates on which the principal of the first mortgage bonds will be payable or the method by which such date or dates will be determined;

•

the rate or rates at which the first mortgage bonds will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•

any obligation we may have to redeem or purchase the first mortgage bonds pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased;

•	the terms and conditions, if any, on which we may redeem the first mortgage bonds;

•	restrictions on the payment of dividends or our purchase or redemption of our stock; and

•	other material terms of the first mortgage bonds not inconsistent with the terms of the indenture.

Security and Priority of Lien

The first mortgage bonds will be secured by the indenture equally and ratably with any additional first mortgage bonds that may be issued under the indenture. The indenture will create, as security for such outstanding or any additional first mortgage bonds, a first mortgage lien (subject to permitted encumbrances as defined in the indenture) upon certain electric utility property owned by us and described in the applicable prospectus supplement.

Issuance of Additional Bonds and Withdrawal of Cash Deposited Against Such Issuance

The principal amount of first mortgage bonds which we may issue under the indenture is not limited except as follows. First mortgage bonds of any series may be issued from time to time on the basis of (i) 60% of available net additions, (ii) deposit of cash, and (iii) available mortgage bond retirements. With certain exceptions in the case of (iii) above, the issuance of new first mortgage bonds is subject to net earnings available for interest for 12 consecutive months out of the preceding 15 months being at least 2 times the annual interest requirements on all first mortgage bonds and all prior lien debt to be outstanding. Cash deposited with the trustee pursuant to (ii) above may be withdrawn to the extent of 60% of available net additions and 100% of available mortgage bond retirements.

Renewal and Replacement Fund

We shall pay cash or deliver a principal amount of first mortgage bonds of any series to the trustee on or before April 1 of each year in an amount by which the minimum provision for depreciation for the preceding calendar year (i.e., 2  1/ 4% of the book cost of depreciable bondable property owned by the Company on April 1 of such year) exceeds available permitted credits consisting of (i) property additions, (ii) first mortgage bonds retired, and/or (iii) within specified limits, prior lien debt retired or renewals, replacements, improvements and additions to bondable prior lien property. Cash and first mortgage bonds held by the trustee in such Renewal and Replacement Fund may be withdrawn by using any of the aforesaid credits, or cash may be applied to the retirement of first mortgage bonds of any series, unless otherwise provided in the applicable supplemental indenture, at the applicable Special Redemption Price thereof.

Global Securities

If we decide to issue first mortgage bonds in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the first mortgage bonds.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for first mortgage bonds of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global first mortgage bond or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Defaults

A default is defined in the indenture as (a) failure to pay the principal or premium when due, (b) failure to pay interest for 30 days after becoming due, (c) failure to discharge or satisfy any sinking, improvement, maintenance, or renewal and replacement fund obligation for 60 days after becoming due, (d) failure to perform or observe other covenants, agreements or conditions for 90 days after notice, (e) entry of an order for reorganization or appointment of a trustee or receiver and continuance of such order or appointment unstayed for 90 days, (f) certain adjudications, petitions or consents in bankruptcy, insolvency or reorganization proceedings or (g) rendering of a judgment in excess of $100,000 and its continuance unsatisfied for 90 days.

Within 90 days after the occurrence of a default (not including any period of grace and irrespective of the giving of any required notice) the trustee shall give to the first mortgage bondholders notice of all defaults known to the trustee, unless such defaults shall have been cured before the giving of such notice, but in the case of a default described in clause (d) above, no such notice shall be given until at least 60 days after the occurrence thereof; provided, however, that except in the case of default in the payment of the principal of or interest on any of the first mortgage bonds, or in the payment of any sinking, improvement or purchase fund installment, the trustee shall be protected in withholding such notice if and so long as its board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the first mortgage bondholders. The indenture does not require the trustee to give any notice of any default which has been cured.

In case one or more defaults shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the first mortgage bonds outstanding may accelerate the maturity of all the first mortgage bonds then outstanding. Such acceleration and its consequences may be annulled, prior to the sale of any part of the trust estate under the indenture, by the holders of not less than a majority in principal amount of the first mortgage bonds then outstanding, but only if all defaults have been cured and all payments due (other than by acceleration) have been made.

The holders of not less than a majority in principal amount outstanding of the first mortgage bonds have the right to require the trustee to enforce the indenture, but the trustee is entitled to receive reasonable indemnity and under certain circumstances is not required to act.

Modification of Indenture and Waiver of Default

The rights of the first mortgage bondholders may be modified with the consent of the holders of 75% of the principal amount outstanding of the first mortgage bonds, including not less than 60% of the principal amount outstanding of each series affected, except that no modification of the terms of maturity or payment of principal, premium or interest and no modification permitting additional, prior or parity liens or reducing the percentage of first mortgage bonds required for modification, is effective against any first mortgage bondholder without its consent.

The holders of not less than 75% in aggregate principal amount of the first mortgage bonds then outstanding (including not less than 60% in principal amount of the first mortgage bonds of each series) may waive any past default and its consequences (except a default in the payment of principal of, premium, if any, or interest on any first mortgage bond).

We furnish written statements to the trustee annually and when certain events occur to show that we are in compliance with the indenture and that there are no defaults under the indenture. In some cases, these written statements must be provided by an independent accountant, appraiser or engineer.

The Trustee

The trustee is U.S. Bank National Association, which maintains banking relationships with us in the ordinary course of business.

PLAN OF DISTRIBUTION

We may sell any of the securities:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell and of the securities from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of and of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under the prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Each series of securities offered under this prospectus will be a new issue with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts, or counsel named in the applicable prospectus supplement. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The financial statements and financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, of Tampa Electric Company for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$100,000,000

Tampa Electric Company

6.10% Notes due 2018

PROSPECTUS SUPPLEMENT

J.P. Morgan

SunTrust Robinson Humphrey

July 1, 2009